Exhibit 10.2
REVOLVING CREDIT AGREEMENT
     THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made as of February 12, 2008, by and among RENEGY HOLDINGS, INC., a Delaware corporation (“Borrower”), ROBERT M. WORSLEY, an Arizona resident, CHRISTI M. WORSLEY, an Arizona resident and the Robert M. Worsley and Christi M. Worsley Revocable Trust (together with Christi M. Worsley and Robert M. Worsley, “Lender”).
     Borrower and Lender agree as follows:
     1. The Revolving Credit. Lender agrees, subject to the terms and conditions hereof, to lend to Borrower from time to time from the Initial Draw Date (as defined in Section 9(a) until the Termination Date (as defined in Section 11) (the “Commitment Period”), such sums (each an “Advance” and collectively, the “Advances”) not to exceed $6,000,000 in the aggregate at any one time outstanding (the “Credit”) as Borrower may request from time to time. The Credit is subject to the terms and conditions of this Agreement and the Revolving Credit Note (the “Note”), which, together with this Agreement, evidences the Credit. The Note shall be in the form attached hereto as Exhibit A. Proceeds of the Credit are to be used for general corporate purposes of Borrower, including, without limitation, expenses related to the biomass power plant under construction in Snowflake, Arizona.
     2. Reduction of Credit. Borrower shall have the right, upon at least one (1) Business Day’s (as defined in Section 5), to terminate in whole or reduce in part the unused portion of the Credit; provided that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Advances shall exceed the Credit. The Credit once reduced or terminated may not be reinstated.
     3. Conditions to all Loans. The obligation of Lender to make any Advance is subject to its satisfaction of the following conditions precedent:
          (a) Delivery of Note. Borrower shall have delivered the Note to Lender, properly executed by Borrower.
          (b) No Event of Default. No Event of Default (as defined in Section 10) caused by Borrower under this Agreement shall have occurred and be continuing on the date the Advance is to be made or after giving effect to the Advance to be made.
          (c) Borrowing Certificate. Lender shall have received, at least three (3) Business Days prior to the applicable Advance, a completed borrowing request from Borrower in the form attached hereto as Exhibit B, signed by a duly authorized officer of Borrower (other than Robert M. Worsley). Such borrowing certificate signed by Borrower shall constitute a request for an Advance by Borrower and shall be binding on Borrower.

          (d) Representations and Warranties. The representations and warranties of Borrower contained in this Agreement shall be true and correct in all material respects as of the date of each Advance.
     4. Payment Schedule. From the Initial Draw Date through March 31, 2009, accrued and unpaid interest shall accrue and not be due or payable until the Termination Date. From March 31, 2009 through the Termination Date, accrued and unpaid interest shall be due and payable in arrears on the first (1st) Business Day of each month commencing on May 1, 2009. The entire outstanding principal balance of the Advances made under the Credit then unpaid, together with all accrued and unpaid interest and all other amounts payable hereunder shall be due and payable in full on the Termination Date.
     5. Interest. The unpaid principal balance of the Advances made under the Credit from day to day outstanding shall bear interest at a fluctuating rate of interest per annum equal to the Prime Rate (as defined below). The “Prime Rate” shall mean a fluctuating rate of interest per annum equal to the Prime Rate, as published by The Wall Street Journal as determined for each Business Day at approximately 9:00 a.m. Arizona time two (2) Business Days prior to the date in question. A “Business Day” is a day on which banks in Arizona are open for business. Interest shall be computed for the actual number of days which have elapsed, on the basis of a 365-day year.
     6. Prepayments. Borrower may upon at one (1) Business Day’s notice to Lender, prepay the Credit in whole or in part with accrued interest to the date of such prepayment on the amount prepaid. Amounts repaid may be reborrowed.
     7. Method of Payment. Borrower shall make each payment under this Agreement and under the Note not later than 5:00 p.m. Arizona time on the date when due in lawful money of the United States to the bank account specified in writing to Borrower by Lender in immediately available funds.
     8. Representations and Warranties. Borrower and Lender make the following representations and warranties:
          (a) Good Standing and Authority of Borrower. Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower has corporate power and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of business or ownership of property requires such licensing or such qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business or financial condition of Borrower; and has all necessary corporate power and authority to enter into this Agreement and to execute, deliver and perform this Agreement, the Note and any other document executed in connection with this Agreement to which it is a party, all of which have been duly authorized by all proper and necessary corporate and shareholder action, as appropriate. This Agreement and the Note constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and subject to general principles of equity which may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law). To the knowledge of Borrower, the execution and delivery of this Agreement and the Note is not and will not be in violation of any agreement to which Borrower is a party (except for any violation which would not have a material adverse effect on Borrower), and no consent is required for Borrower to enter into or perform this Agreement or to execute and deliver the Note (except for any consent which would not have a material adverse effect on Borrower).
          (b) Authority of Lender. Lender has the authority to deliver and perform this Agreement, the Note and any other document executed in connection with this Agreement to which it is a party, all of which have been duly authorized by all proper and necessary action. This Agreement and the Note constitute the legal, valid and binding obligations of Lender, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and subject to general principles of equity which may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law). To the knowledge of Lender, the execution and delivery of this Agreement and the Note is not and will not be in violation of any agreement to which Lender is a party (except for any violation which would not have a material adverse effect on Lender), and no consent is required for Lender to enter into or perform this Agreement or to execute and deliver the Note (except for any consent which would not have a material adverse effect on Lender).
     9. Covenants.
          (a) Lender Covenants.
               (i) On or before March 31, 2008 (the “Initial Draw Date”), Lender shall have a minimum of $6,000,000 of the Credit available in cash for Advance(s) to Borrower.
               (ii) If, by March 5, 2008, Lender is unable to establish for Borrower a line of credit for $6,000,000 with a bank or other financial institution reasonably acceptable to Borrower on commercially reasonable terms that are acceptable to Borrower in its reasonable discretion, and which shall be personally guaranteed by Lender, Lender agrees to use its best efforts to grant to Borrower a security interest in Lender’s personal assets in order to secure Lender’s obligations to make Advances, pursuant to this Agreement.
          (b) Borrower Covenants.
               (i) So long as any part of the Credit is unpaid, or there exists any commitment of Lender to make Advances Borrower will maintain its corporate existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business or ownership of its property requires such qualification or licensing except where the failure to do so could not reasonably be expected to have a material adverse effect on the business of Borrower.
               (ii) Borrower agrees to release any security interest in Lender’s assets granted in accordance with Section 9(a)(ii), upon the full funding of the Advances.

     10. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”):
          (a) Nonpayment. Nonpayment when due, whether by acceleration or otherwise, of principal of or interest on the Note or of any cost or expense provided for in this Agreement, within five (5) Business Days after written notice thereof by Lender to Borrower.
          (b) Covenants. Default in the observance of covenants or agreements contained in this Agreement or the Note, which is not remedied within thirty (30) days after written notice thereof by Lender to Borrower; provided, however, such right to cure is not available to Lender for a default of Lender’s covenants in Section 9(a), the default of which is immediate and without cure, without the consent of Lender.
          (c) Financial Condition. The filing by or against Borrower of a request or petition for liquidation, reorganization, arrangement adjustment of debts, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect (but in the case of a filing against Borrower, only if such filing is not vacated or bonded within sixty (60) days of filing); the making of any general assignment by Borrower for the benefit of creditors; the appointment of a receiver or trustee for Borrower or for any assets of any of them, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; or the institution by or against Borrower of any other type of insolvency proceeding (under the Federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower (but in the case of any involuntary proceeding described in this paragraph instituted against Borrower, only if such proceeding is not vacated or bonded within sixty (60) days of such institution).
          (d) Representations. If any representation or warranty made by Borrower in this Agreement proves to have been false in any material respect at the time as of which the facts therein set forth were stated or certified.
     11. Termination. This Agreement shall terminate at such time and on such date (such date being referred to as the “Termination Date”) that is the earliest of:
          (a) The date that Borrower obtains alternative debt or equity financing in the amount of $6,000,000 or greater in the aggregate;
          (b) The date Lender terminates this Agreement in accordance with Section 12 as a result of an Event of Default; and
          (c) March 31, 2010.
     12. Acceleration. Upon the termination of the Agreement pursuant to Section 11(a) and (c), any obligation of Lender to make Advances shall cease immediately, and the Note shall become immediately due and payable, without presentation, demand or notice of any kind to Borrower. Upon the happening of any Event of Default, Lender may, upon notice to Borrower, terminate any obligation of Lender to make Advances and declare the Note immediately due and payable, without presentation, demand or further notice of any kind to Borrower. Notwithstanding the foregoing, any acceleration herein shall be subject to any applicable grace periods provided for in this Agreement.
     13. Miscellaneous.
          (a) Amendments and Waivers. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made except by a written agreement signed by a duly authorized officer of Borrower (other than Robert M. Worsley) and Lender and consented to by the Special Committee of the Board of Directors of Borrower.
          (b) Delays and Omissions. No delay or omission by Lender in exercising any right or remedy hereunder or with respect to the Credit shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Lender may remedy any default by Borrower hereunder or with respect to the Credit in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower, and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of Lender hereunder, under any other agreement and otherwise are cumulative; if any provision of this Agreement is inconsistent with any provision of any other agreement between Lender and Borrower, the provisions of this Agreement shall control.
          (c) Successors and Assigns. Borrower and Lender as used herein shall include the legal representatives, successors, and assigns of those parties. Notwithstanding the foregoing, neither party may assign or transfer this Agreement, the Note, or any rights under the Note or this Agreement without the prior written consent of the other party.
          (d) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
     If to Lender, addressed to:
Robert and Christi Worsley
3418 N. Val Vista Drive
Mesa, Arizona 85213
Fax: (480) 718-7977

     If to Borrower, addressed to:
Renegy Holdings, Inc.
301 West Warner Road, Suite 132
Tempe, AZ 85284-2963
Attention: Chief Financial Officer
Fax: 480-556-5500
     with a copy to:
Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004
Attention: Christopher D. Johnson, Esq.
Fax: (602) 253-8129
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.
          (e) Generally Accepted Accounting Principles. Any financial calculation to be made in connection with the provisions of this Agreement shall be in accordance with generally accepted accounting principles consistently applied each year and from year to year.
          (f) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the validity, legality or enforceability of the remainder of this Agreement, and to this end, the provisions of this Agreement are declared to be severable.
          (g) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws (other than conflict laws) of the State of Delaware.
          (h) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in any federal court located in the State of Delaware or any Delaware state court), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

          (i) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
          (j) Enforcement. The Special Committee of Borrower, acting on behalf of Borrower, shall have the power to enforce this Agreement and the Note against Lender to the full extent of Lender’s obligations under this Agreement and the Note.

     THE PARTIES HERETO have signed this Agreement on the date written above.

LENDER:

ROBERT M. WORSLEY

/s/ Robert M. Worsley

CHRISTI M. WORSLEY

/s/ Christi M. Worsley

ROBERT M. WORSLEY AND CHRISTI M. WORSLEY REVOCABLE TRUST

By:	/s/ Robert M. Worsley

Name: Robert M. Worsley
Its: Co-Trustee

By:	/s/ Christi M. Worsley

Name: Christi M. Worsley
Its: Co-Trustee

BORROWER:

RENEGY HOLDINGS, INC.

By:	/s/ Robert W. Zack

Name: Robert W. Zack
Its: Chief Financial Officer

EXHIBIT A TO THE REVOLVING CREDIT AGREEMENT
FORM OF REVOLVING CREDIT NOTE
___ ___, 2008
$6,000,000
Due: March 31, 2010
1. Promise to Pay. FOR VALUE RECEIVED, RENEGY HOLDINGS, INC., a Delaware corporation (“Borrower”), promises to pay to the order of ROBERT M. WORSLEY, an Arizona resident, CHRISTI M. WORSLEY, an Arizona resdient, and the Robert M. Worsley and Christi M. Worsley Revocable Trust (together with Christi M. Worsley and Robert M. Worsley, “Lender”), the sum not to exceed of Six Million Dollars ($6,000,000.00), or so much thereof as may be from time to time outstanding, together with all other amounts added thereto pursuant to this Note or otherwise payable to Lender (together, the “Loan”), together with interest thereon (if any) as hereinafter set forth, payable in lawful money of the United States of America. Payments shall be made to Lender at such address or account as Lender may hereafter designate in writing to Borrower.
2. Revolving Loan. This Note evidences a revolving credit, all or any part of which may be advanced to Borrower, repaid by Borrower, and readvanced to Borrower from time to time, subject to the other provisions hereof and the provisions of the Revolving Credit Agreement (the “Credit Agreement”), dated as of February 12, 2008, by and between Borrower and Lender provided that the principal balance outstanding hereunder at any one time shall not exceed $6,000,000.00.
3. Interest. Borrower promises to pay interest on the unpaid principal amount of each Advance (as defined in the Credit Agreement) evidenced hereby from the date of such Advance until the principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
4. Repayment of Advances. Borrower promises to pay the principal of any Advance at such times and on such dates as specified in the Credit Agreement.
5. Governing Law; Severability. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles. The invalidity, illegality or unenforceability of any provision of this Note shall not affect or impair the validity, legality or enforceability of the remainder of this Note, and to this end, the provisions of this Note are declared to be severable.

6. Miscellaneous.
     6.1 Credit Agreement. This Note is issued pursuant to the Credit Agreement. In the event of any conflict between the provisions of this Note and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall govern.
     6.2 Amendments. This Note may not be terminated or amended orally, but only by a termination or amendment in writing signed by both Borrower and Lender and consented to by the Special Committee of the Board of Directors of Borrower.
     6.3 Lawful Rate of Interest. In no event whatsoever shall the amount of interest paid or agreed to be paid to Lender pursuant to this Note exceed the highest lawful rate of interest permissible under applicable law.
     6.4 Waivers. Borrower hereby waives grace, diligence, presentment, demand, notice of demand, dishonor, notice of dishonor, protest, notice of protest, any and all exemption rights against the indebtedness evidenced by this Note and the right to plead any statute of limitations as a defense to the repayment of all or any portion of this Note, and interest thereon, to the fullest extent allowed by law. No delay, omission and/or failure on the part of the Lender in exercising any right and/or remedy hereunder shall operate as a waiver of such right and/or remedy or of any other right and/or remedy of Lender.
     6.5 Captions. The captions of the Sections of this Note are for convenience of reference only and shall not be deemed to modify, explain, enlarge or restrict any of the provisions hereof.
     6.6 Notices. Notices shall be given under this Note in conformity with the terms and conditions of the Credit Agreement.
     6.7 Time of Essence. Time is of the essence of this Note and the performance of each of the covenants and agreements contained herein.
     6.8 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Credit Agreement or Note or the transactions contemplated thereby or hereby shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in any federal court located in the State of Delaware or any Delaware state court), and Borrower hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
[Remainder of page intentionally left blank. See signature page attached.]

     IN WITNESS WHEREOF, Borrower has executed this Note or has caused the same to be executed by its duly authorized representatives as of the date set first forth above.

BORROWER:

RENEGY HOLDINGS, INC.

By:

Name:
Its:

EXHIBIT B TO THE REVOLVING CREDIT AGREEMENT
FORM OF ADVANCE REQUEST
Date:
Time:
Robert M. Worsley
Christi M. Worsley
3418 N. Val Vista Drive
Mesa, Arizona 85213
Dear Mr. and Mrs. Worsley:
     The undersigned, Renegy Holdings, Inc. (“Borrower”), refers to the Revolving Credit Agreement dated as of February 12, 2008 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”) by and between Borrower and Robert M. Worsley, Christi M. Worsley and the Robert M. Worsley and Christi M. Worsley Revocable Trust, together as Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     Borrower hereby gives notice that it requests an Advance pursuant to the Credit Agreement and sets forth below the terms of such requested Advance:

A.	Date of Advance

B.	Principal Amount of Advance

Sincerely,

RENEGY HOLDINGS, INC.

By:

Name:
Its: